Exhibit 99.1

Contact: F. Hoffman-La Roche Ltd. CH-4070 Basel Corporate Communications 061-688 88 88 (Telephone) 061-688 27 75 http://www.roche.com	Kosan Biosciences Michael Ostrach President and COO (510) 732-8400, ext. 207	Vida, LLC (For Kosan) Stephanie Diaz (Investors) (415) 885-2298 Tim Brons (Media) (646) 319-8981

FOR IMMEDIATE RELEASE

Roche and Kosan to Jointly Develop and Commercialise
Kosan’s Epothilone D as an Anti-Cancer Agent

Promising new drug candidate further strengthens Roche’s oncology franchise and
Kosan’s competitive position in the epothilone area

Nutley, NJ, Hayward, CA, and Basel, Switzerland—September 23, 2002—Roche and Kosan Biosciences Incorporated (NASDAQ: KOSN) announced today that they have signed a collaboration agreement to globally co-develop and co-commercialise Kosan’s new generation anti-cancer drug candidate, KOS-862 (Epothilone D), currently in Phase I clinical studies for solid tumours. Epothilones are polyketide natural products that inhibit cancer cells by a mechanism similar to paclitaxel, and also are effective against paclitaxel-resistant tumours. The alliance will combine Roche’s strength in oncology development and marketing and Kosan’s proprietary technology for the design and production of polyketides.

Financial Terms
Under the terms of the agreement Roche will have the worldwide exclusive right to market and sell KOS-862 and Kosan will co-develop and have the right to co-promote the product in the U.S. Roche will pay all future research and development costs. Kosan will receive payments of up to $220 million (U.S.), consisting of over $30 million in initial committed payments, which includes reimbursement of R & D expenditures and funding of a back up program, and additional contingent payments upon achievement of clinical, regulatory and commercial milestones, and for development activities. Kosan will receive a royalty stream on sales subject to potential offsets and credits. In addition, Kosan has the opportunity to further increase its equity by a buy-in at a later stage of clinical development and by co-promotion of products resulting from the collaboration.

About the Agreement
Roche and Kosan will jointly conduct clinical development of KOS-862, and Roche will assume all related development costs. The principal focus of the collaboration will be the clinical development and marketing of KOS-862. Roche will also fund Kosan’s program for the identification of follow-up compounds and production improvements. Any such product candidates would also be co-developed and co-commercialised by Roche and Kosan for the treatment of cancer. Under the terms of the agreement, Kosan retains rights to epothilones for use in all other therapeutic areas.

“This partnership with Roche should ensure that KOS–862 will be competitively developed, and, if approved, marketed for the treatment of cancer, by a group with the expertise and scale to promote a product with such significant potential,” stated Daniel V. Santi, M.D., Ph.D., Chairman and Chief Executive Officer of Kosan. “Roche has demonstrated its commitment and success in developing and marketing novel anti-cancer drugs. We expect that this partnership will generate substantial strategic and economic benefits to Kosan and will enable the rapid and comprehensive development of KOS-862,” he added.

“We believe that epothilones represent a promising class of novel anti-cancer agents that can bring significant additional benefit to patients. KOS-862 has the potential to strengthen Roche’s already broad oncology portfolio worldwide, thereby consolidating our leading position in this important therapeutic area” stated William M. Burns, Head of the Pharmaceutical Division at Roche.

About the drug
Epothilones are polyketide natural products that inhibit cancer cells by a mechanism similar to paclitaxel, and also are effective against paclitaxel-resistant tumours. In 2001, Kosan initiated Phase I clinical testing of Epothilone D in patients with advanced solid tumours.

Roche in Oncology
Roche is a world leader in oncology. Its franchise includes three drugs with survival benefit: MabThera® (Ritixumab), Xeloda® (capecitabine), and Herceptin® (Trastuzumab). It also includes NeoRecormon® (epoetin beta), Roferon®-A (interferon alfa-2a), Neupogen® (Filgrastim) and Kytril® (granisetron HC1). Roche Oncology has four research sites (two in the U.S., Germany and Japan) and four HQ Development sites (two in the U.S., UK and Switzerland).

About Roche
Headquartered in Basel, Switzerland, Roche is one of the world’s leading research-oriented healthcare groups in the fields of pharmaceuticals, diagnostics and vitamins. Roche’s innovative products and services address needs for the prevention, diagnosis and treatment of diseases, thus enhancing well-being and quality of life. For more information on Roche, access our global website at www.roche.com or the U.S. pharmaceuticals website at www.Rocheusa.com.

About Kosan
Kosan Biosciences Incorporated is a biotechnology company that has proprietary gene-engineering technologies for the manipulation and production of polyketides, a rich source of pharmaceuticals. Kosan uses its platform technologies to develop product candidates that target large pharmaceutical markets.

Web Cast
Kosan will host a conference call with financial analysts to discuss today’s announcement. The conference call will be held at 9:00 a.m. (EST) on Monday, September 23, 2002, and will be web cast live on the company’s website. To access the live broadcast or the subsequent recording, log on to www.kosan.com. Please connect to Kosan’s website several minutes prior to the start of the conference call to ensure adequate time for any software download that may be necessary.

This press release contains “forward-looking” statements, including statements related to the development and potential efficacy of KOS-862 (Epothilone D) in the treatment of cancer and statements related to payments that may be paid to Kosan. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause the results of Kosan to differ materially from those indicated by these forward-looking statements, including, among others, risks detailed from time to time in the Company’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2001, its Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 and other periodic filings with the SEC. Kosan does not undertake any obligation to update forward-looking statements.

The transaction is subject to review by the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

All trademarks used or mentioned in this release are legally protected.

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